UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2011

HORIZON LINES, INC.
(Exact name of registrant as specified in its Charter)

Delaware	001-32627	74-3123672

(State or Other Jurisdiction of Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
4064 Colony Road, Suite 200
Charlotte, North Carolina 28211
(Address of Principal Executive Offices, including Zip Code)
(704) 973-7000
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURES
Exhibit Index
EX-10.1

Item 1.01. Entry into a Material Definitive Agreement
On March 31, 2011, Horizon Lines, Inc. (the “Company”) entered into a Settlement Agreement (the “Settlement Agreement”) with the Commonwealth of Puerto Rico and the named plaintiffs, individually and representing a class of indirect purchasers to resolve claims relating to the Puerto Rico trade. Sea Star Line, LLC (“Sea Star”) and Crowley Liner Services, Inc (“Crowley”) are also parties to the Settlement Agreement. The Settlement Agreement was entered into by the parties pursuant to a Memorandum of Understanding among the same parties. The Company reported that Memorandum of Understanding on a Form 8-K filed on February 24, 2011. The Settlement Agreement is subject to court approval. There can be no assurance that the Settlement Agreement will be approved.
Under the Settlement Agreement, the plaintiffs and the Commonwealth of Puerto Rico agree to settle claims alleged in three lawsuits filed against each of the Company, Sea Star and Crowley. Two lawsuits are putative class-action lawsuits on behalf of indirect purchasers, one of which is pending in the Court of First Instance for the Commonwealth of Puerto Rico and the other is pending in the United States District Court for the District of Puerto Rico. The third was filed by the Commonwealth of Puerto Rico in the Court of First Instance in its own right and on behalf of indirect purchasers. Pursuant to the Settlement Agreement, each of the defendants will pay a one-third share of the total settlement amount of $5,300,000. Accordingly, the Company has agreed to pay $1,766,667 as its share of the settlement amount. If the Settlement Agreement is finally approved, the settling defendants will receive a full release from the named plaintiffs, from the members of the settlement class, and from the Commonwealth of Puerto Rico in its own right and as parens patriae.

The above summary of material terms of the Settlement Agreement is qualified in its entirety by reference to the complete text of the Settlement Agreement filed herewith as Exhibit 10.1 and is incorporated in this Item 1.01 by reference.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON LINES, INC. (Registrant)
Date: April 5, 2011	By:	/s/ Michael T. Avara
Michael T. Avara
Executive Vice President and Chief Financial Officer

Exhibit Index
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Settlement Agreement, dated as of March 31, 2011